EXHIBIT 99.1
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At Xinhua China Ltd.:                         At the Investor Relations Company:
Reg Handford, Secretary / Director            Woody Wallace
info@xinhua-china.net                         wwallace@tirc.com
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(604) 681-3864 * (800) 884-3864               (847) 296-4200


FOR IMMEDIATE RELEASE
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           XINHUA CHINA COMPLETES ACQUISITION OF CONTROLLING INTEREST
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                 IN CHINESE WHOLESALE BOOK DISTRIBUTION BUSINESS
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     o    Company Expects To Begin Operations Under New Structure February 1
     o    Acquires  Majority  of  Business  With  Reported  About  $100  Million
          Revenues


VANCOUVER,  January 21, 2005 -- Xinhua China Ltd. (OTCBB:  XHUA) today announced
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it has received all  necessary  approvals  from the Chinese  Government  and has closed on its acquisition of a controlling interest in Xinhua Publications Circulation & Distribution Co., Ltd.

Xinhua C & D is the operating entity that had been the distribution arm of the Chinese government's Xinhua Bookstores. It holds the only nationwide wholesale distribution license in China. This Beijing based wholesale book business that distributes to Chinese retailers has now been spun-out and privatized. Xinhua China has acquired a 57.67 percent interest. The new operating subsidiary will begin operations effective February 1, 2005 with registered capital of RMB(Y)300 million, or approximately US$ 36.2 million. The Chinese government has estimated 2004 distribution revenues at about $US100 million, with pretax income of more than $US 7 million.

The Chinese Government is a strategic partner retaining a 40 percent interest in Xinhua C & D through its Xinhua Bookstore Head Office. Xinhua China expects this strong relationship will help to expedite approvals required to import foreign publications that meet with Chinese government content approval for distribution in China. The remaining ownership interest of China C & D is held by seven domestic Chinese publishing companies including the People's Publishing House.

"We have completed this acquisition within the time frame we discussed in previous statements," said Mr. Xian Ping Wang, President and CEO of Xinhua China. "This acquisition provides us with access to one of the most vibrant businesses in the People's Republic of China. The non-textbook segment of the Chinese retail market for books is large, estimated at about $1.6 billion, and has the potential to become significantly larger.

"China joined the World Trade Organization in December of 2001 and agreed to open its book distribution market within three years. Xinhua C & D is one result of that promise. This provides Xinhua China a solid base from which to pursue additional opportunities including the distribution of additional domestic and imported books in China."

Mr. Wang further noted "Book consumption in China was reportedly valued at the equivalent of only $US 3.86 per capita. In comparison, per capita spending on book consumption in the United States is reportedly valued at $93.00. Obviously, there exists a tremendous opportunity and we are particularly well positioned to develop it. There are several ways to do that. There are only about 150,000 titles currently approved for sale in China compared to over four million for some major distributors in the US. We believe that as China's standards of living continue to rise, literacy rates stay high, and the number of approved titles both domestically and in foreign languages increases, the per capita consumption will rise dramatically".

"Secondly, with the opening of the market to competition, including competition from those outside China, the Chinese government recognized the need to instill



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growth and profit oriented management such as is found in a public company.  Our management is committed to improving and streamlining  the current  operation to
better  compete  and  preparing  it  for   profitable   growth  to  benefit  all
shareholders," Mr. Wang stated.

"Thirdly, the Internet retail book industry represents enormous hidden value. China has the second largest Internet market (90 million netizens) and is expected to be number one within the next year. In North America, online book sales grew from 2% of total book industry sales in 1998 to over 8% in 2002. It is the fastest growing sector of the US book industry. Amazon.com has recently reported its highest online sales in its history of more than $6 billion. In addition to servicing those online users, part of our plan is to place computer terminals in all 12,500 Xinhua Bookstores that we distribute to in order to permit customers to order on line through the stores. We believe this will be another boost to sales as Chinese consumers are not yet credit card users to the extent in the US so most need to pay for books in the stores. The new kiosks will provide access at store level to entire inventories impossible for each store to stock," Mr. Wang projected.

"With the opening of the book market in China, Amazon.com recently bid for two small Chinese online book retailers. Dangdang.com, an online book distributor with annual revenues of $9.6 million, reportedly rejected a buyout from Amazon for $150 million. Joyo.com, the second largest online book distributor in China, was acquired by Amazon for $75 million. Joyo's estimated revenues were $13 million. In the next several years, Xinhua C. & D, as the major book supplier for the majority of online book retailers in China, will benefit substantially from the growth of online book sales in China".

Xinhua C & D currently serves 12,500 affiliated bookstores as well as many independent outlets in China for their book needs. Xinhua C & D also has the ability to distribute newspapers, periodicals, and electronic publications should it so choose .

Xinhua China Ltd. is a US publicly traded holding company owning the majority interest in the operating company, Xinhua Publications Circulation & Distribution, and assisting C & D's management in forming strategy, operating and financing that company. Xinhua China also interfaces with the worldwide financial communities to inform them of the combined companies' goals and developments.

For   more    information,    please    visit   the    Company's    website   at
www.xinhuachina.com.cn.




This news release may include  forward-looking  statements within the meaning of section 27a of the UNITED STATES SECURITIES ACT of 1933, as amended, and section 21e of the UNITED STATES SECURITIES and EXCHANGE ACT of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, Xinhua China's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "safe harbor" provisions of the United States private securities litigation reform act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.